Exhibit 10.1

April 1, 2014

Liam Kelly

[ADDRESS INTENTIONALLY DELETED]

Dear Liam:

We are delighted that you will be taking on a new and challenging assignment as EVP and President, the Americas located in the United States (Wayne, Pennsylvania).  The purpose of this letter is to confirm our mutual understanding of the terms and conditions of your new position and Long Term International Assignment.

It is anticipated that your long-term international assignment in the United States will begin in April 2014, commencing with your relocation and the anticipated move of your family following in summer 2014.  The length of the assignment will be two years, although business conditions may require Teleflex Incorporated to reduce or extend this period.  The maximum assignment duration is three years, after which you will be repatriated or localized. For the duration of the assignment, you will be directly employed by Teleflex Incorporated.  You will also remain an employee of Teleflex Medical Europe Limited during this term in order to permit the continuation of certain Irish benefits, though your terms and conditions will be revised as appropriate for the duration of the assignment to accommodate it.  During your assignment in the United States, you will perform work for Teleflex Incorporated, and not for Teleflex Medical Europe Limited.  Any general reference to Teleflex or the Company shall mean the Teleflex Group.

Compensation

At the commencement of your new role, your base salary will be US$ 473,678.  Your AIP target will be increased to 70%.  You will also receive a company-leased vehicle in the US, consistent with the provision for other similarly situated Teleflex Incorporated Executive Officers, in lieu of the car allowance set forth in Section 9.5 of your Executive Employment Agreement.

Eligibility for international assignment allowances and benefits begins upon the later of a) your occupying permanent housing in the United States (estimated April 2014) and b) the date you receive a work permit from the United States, and will terminate upon the earlier of the termination of your assignment or your vacating permanent housing in the United States.

Benefits (Medical/Dental/Welfare/Pension)

Your eligibility will continue for participation in your Irish benefit plans and will be determined in accordance with the provisions of such plans.  Assignment related allowances and premiums will not be included in the calculation of coverage and retirement benefits.

By signing this this letter, you are making a one-time irrevocable election to waive participation in the Teleflex 401(k) Savings Plan (“401(k) Plan”) and you acknowledge and agree that you are not entitled to participate in the 401(k) Plan.

For the duration of your assignment period, you will be eligible to participate in the United States Health (i.e., medical, prescription drug and vision), Dental, and EAP Programs under the Teleflex Incorporated Health and Welfare Plan (“Welfare Plan”).  The monthly premium paid by you to participate in the Health and Dental Programs under the Welfare Plan will be reimbursable to you by the Medical Group.  By signing this letter, you acknowledge and agree that you are not eligible to participate in any of the other benefit programs under the Welfare Plan.

Vacation/Holidays

You will be entitled to vacation time per the greater of the Irish guidelines or 26 days.  Holidays will be observed in accordance with locally designated holidays on-site in the United States.

Social Security Liabilities

You will continue to pay social tax in Ireland, as appropriate.

Pre-Assignment/Relocation

During your relocation to the United States, you will be eligible for the following allowances/ reimbursements/provisions, the details of which will be explained further during your pre-assignment orientation:

♦

Visa/passport Costs related to required passports, visas, immunizations, standard physical examinations and other reasonable and necessary medical or document costs for you and your family. Support in obtaining a work permit for your spouse will also be provided.

♦

Pre-assignment visit – Includes round trip airfare (economy class) for you and your spouse from Ireland to Wayne, PA (US); up to 7 days meals, lodging and incidentals;  host real estate and orientation fees (if applicable); up to 7 days car rental;  childcare expenses up to US$45/day/child, with a maximum of US$90/day.

♦	Destination Services – A Teleflex-designated provider will familiarize you and your spouse with the Host Location as well as assistance with identifying and securing appropriate housing.
♦

Tax Briefing –Teleflex’s third party tax firm (the “Tax Advisor”), currently Deloitte, will arrange a tax briefing to cover the tax issues associated with the assignment. During the briefing, the tax advisor will explain your responsibilities during the assignment and the extent of tax support that Teleflex is providing you.  This will assist you in considering the tax implications of the assignment, and is also an important step in ensuring that both you and Teleflex are in compliance with all Home Country and Host Country tax regulations. For this reason, the tax briefing is mandatory.

♦	Pre-assignment Medical – If not covered by your Irish medical insurance, Teleflex will reimburse you and your accompanying family members for a pre-assignment medical examination.
♦

Auto Disposition Allowance – You are eligible for a one-time payment of US$ 2,500 per automobile, to assist with the disposition of up to two home country automobiles. The intent of the allowance is to defray the costs associated with a loss on the sale or lease of a personal automobile due to the acceptance of the global assignment.  You will not be reimbursed for the disposition of Company cars.  You will not be reimbursed for automobile storage/shipping expenses for this assignment.

♦

Shipment -- Support for the shipment of approved household goods, including packing, insurance, and customs through a Teleflex approved provider.   Teleflex does not provide support for items requiring special care or involving security considerations such as furs, jewelry, guns, weapons, valuable hobby collections, and irreplaceable art. Additionally, Teleflex will not pay for the shipment of automobiles, mobile homes, vans, boats, motorcycles or other large or fragile cargo (i.e., wine collections).  All shipped items must meet the customs and import requirements of the destination country.  Surface shipment is limited to one 40 foot container.  The maintenance of an inventory listing required for insurance or custom/immigration purposes is your responsibility.  Teleflex does not cover any costs associated with shipment of pets.  Also, Teleflex will not reimburse for any costs (i.e. immunization, quarantine) associated with the shipment of pets to the Host Location.  It is the responsibility of the assignee to obtain all information and necessary documentation relating to the shipment of pets.

♦

Storage -- Reasonable fees associated with the storage of standard items or household goods and personal effects that are in excess of authorized shipment limitations, or deemed to be beyond overseas requirements, except ineligible goods.  A Teleflex approved provider must be utilized.  Insurance on personal property in storage will not be covered by Teleflex.  Storage assistance is limited to the actual duration of your assignment.  Storage for automobiles and expensive/extremely fragile items (i.e., wine collections) will not be covered by Teleflex.

♦	Family transportation expenses – includes one-way economy class airfare from Ireland to Wayne, PA (US) for you and your accompanying family and ground transportation.
♦	Temporary living – If you had not secured Host Country housing to be immediately available, temporary assistance would be been provided to you.
♦	Appliance Allowance – You will be reimbursed up to US$ 2,000 for the rental cost for a washer/dryer in the United States.
♦

Relocation Allowance – The purpose of this is to cover the cost of any incidental expenses associated with the relocation that are not otherwise reimbursed or paid under the Global Assignment Program.  The Relocation Allowance payable to you at the on-set of your assignment is EUR 7,500.

**Note:  Teleflex does not support the sale of your home country residence.  As such, Teleflex will not reimburse any costs associated with home sale including, but not limited to:  closing costs, real estate commissions, loss on the sale of home, foreign exchange loss, duplicate housing costs or capital gains taxes resulting from the sale of the home. Teleflex does not support the purchase of a residence at the Host Location for temporary assignments. If the global assignee does purchase a residence in the Host Location, Teleflex will not provide a housing provision to the global assignee.  Teleflex will also not reimburse any costs associated with the purchase/sale, including, but not limited to, closing costs, real estate commissions, and losses on the eventual sale of the residence.  Teleflex will also not reimburse any currency fluctuations, foreign exchange losses; duplicate housing costs, or taxes on the capital gain triggered by a sale.

On Assignment

During your assignment to the United States, you will be eligible for the following allowances/ reimbursements/provisions, the details of which will be explained during your pre-assignment orientation:

♦

Utilities – A monthly utilities allowance will be paid to you based on outside vendor data, and will be reviewed annually.  Based on your current situation, your monthly utility allowance will be US 867.00 per month.

♦	Wire Transfers – Reimbursement for fees associated with up to one wire transfer per month (up to twelve per annum) for the duration of your assignment.
♦

Rental of Host Location Housing – In view of the temporary nature of a Long-Term assignment, you are expected to occupy rented housing at the Host Location.  Teleflex will provide you with a housing provision during the assignment period.  Your monthly Host Housing provision is US $7,000 per month.

♦

Property Management – Reimbursement for expenses associated with the use of a home management company, up to US$300 per month for the duration of your assignment, up to two (2) years.  Reimbursable expenses include: customary and reasonable fees charged by the home management company, unusual legal fees (if not covered by rent or security deposit), limited lawn/garden maintenance (costs relating to a fall/spring clean-up, consisting of chemical fertilization and weed control, or a routine pruning of shrubs and removal of dead or damaged plantings), and insurance differential if the house insurance rate increases due to the rental of the home.  Expenses not covered are maintenance contracts on appliances or heating/cooling systems, new plantings or replacements, exterior painting or other miscellaneous repairs, roofs, sidewalks, driveways, and all related regular upkeep including snow removal, which would be normal in a homeowner situation.

♦

Car/Transportation Provision – Since you will be provided with company leased vehicle in the US as part of your approved compensation package for this new role, you will not receive any further car allowances.

♦

Children’s Education Assistance – Private school expenses will be reimbursed for your children age four through eighteen, including tuition, books, fees, and school-provided transportation, to a maximum of US$100,000 per academic year.

♦

Home Leave – Teleflex supports your return to your Home Location once every 12 months, after the first 6 months on assignment.  This support includes round trip economy class airfare and transportation to/from the airport for you, your spouse and accompanying dependents.  If you chose to upgrade this travel to business class at your own incremental expense, Teleflex will pay $1,750 per eligible traveler per eligible return trip.  Vacation days must be utilized for home leave trips, upon prior approval by host management.  No payment will be made in lieu of unused home leave.

♦

Emergency Leave – In the event of the death or serious illness of an immediate family member of the global assignee or spouse, Teleflex will reimburse the global assignee for economy-class airfare and ground transportation to the Home Location for the global assignee and accompanying spouse and family. Immediate family is defined as spouse, mother; father, step-mother; step-father, mother-in-law; father-in-law, grandmother; grandfather, brother, sister, step-brother, step-sister, child, step-child and grandchild.

♦

Spouse Assistance – Teleflex will provide this assistance with a one-time payment in the amount of US$ 3,500 to off-set job-hunting expenses, upkeep of professional certifications, education expenses, etc.

Income Tax Preparation

The Tax Advisor will assist you in the preparation of your Irish and United States income tax returns (as required).  However, you are responsible for the correct and timely filing of all required income tax returns and payment of taxes due, although some of the balances due may be funded by the Company.  You will be responsible for any interest and penalties on your tax return should you hand in your tax organizer late to the Tax Advisor.  The tax services provided to you will include pre-assignment Irish/United States tax orientation with a Tax Advisor representative.

Income Tax Equalization

Your income taxes with respect to Teleflex-related employment earnings while abroad will be equalized during your assignment.  Specifically, your Irish hypothetical tax and tax equalization settlement will be calculated on your base salary, bonus, and other elements of your compensation and benefits that are unrelated to your international assignment (collectively, your “non-expatriate compensation”) for all assignment years and then one additional calendar year.  Such hypothetical tax amount will be withheld from your non-expatriate compensation payments in accordance with the Company’s normal payroll practices and will be used by the Company to fund any U.S. taxes due and owing in respect of the non-expatriate compensation. Any differential between the amount of hypothetical tax paid by you and the amount of U.S. taxes due and payable in respect of your non-expatriate compensation will be retained by Teleflex.

In addition, the Company shall pay, on your behalf, any and all U.S. income taxes (a) on your housing allowance, children’s education assistance, and other compensation and benefits that you receive solely as a result of the fact that you are on a temporary international assignment; and (b) arising as a result of the Company’s payment of taxes on your behalf.

The tax equalization methodology will be explained to you in depth during your pre-assignment tax briefing.  The discussion will include a review of your hypothetical tax withholding obligation.

The following items of income may be included for purposes of computing your hypothetical tax:

♦	Base salary
♦	Cash Bonus
♦	Stock Award
♦	Achievement Award
♦	Stock Option Income
♦	Dividend Equivalents
♦	Interest and Dividends on Personal Investments
♦	Capital Gains/Losses (other than from the sale of personal residence)
♦	Rental Income/Losses (other than from the rental of personal residence)
♦	Alimony (Income/Deduction)
♦	Separation/Severance/Redundancy Payments
♦	Other Personal Income
♦	Pension Payments (actually paid to global assignee in tax equalization year in question)

In addition to the items listed above, personal income and losses are included in computing hypothetical income, with the exception of the following:

♦	Spousal income
♦	Capital gain on the sale of personal residence
♦	“Net” rental income/losses on personal residence

Termination of Employment

There are three possibilities for termination of your employment and the assignment with Teleflex Incorporated during the Assignment period:

1.	Voluntary termination – i.e. resignation from Teleflex.
2.	Involuntary termination without cause – i.e. redundancy, reduction in force.
3.	Involuntary termination with cause – i.e. dismissal for Cause as that term is defined in your Senior Executive Officer Severance Agreement dated July 30, 2012.

Under (1) and (3), you are responsible for any end of assignment and repatriation costs.  You will receive your base salary and applicable allowances through the termination date.

Under (2), repatriation costs will be paid by Teleflex Incorporated in accordance with this letter, provided repatriation occurs within 60 days of the termination date and provided the expenses are not reimbursed from another source.  Repatriation costs include reasonable shipping and storage costs, family travel expenses and a Relocation Allowance according to this letter.  Your base salary and applicable allowances will be paid through the termination date.

Repatriation

In the event of repatriation to the Ireland as a result of involuntary termination without cause, Teleflex Incorporated will provide the following allowances/ reimbursements/provisions subject to the terms detailed above, the details of which will be explained during your pre-assignment orientation:

♦

Support for the shipment of household goods, including packing, insurance, and customs where shipment of household goods to the Host Location was provided at the start of the assignment. Teleflex Incorporated will provide the same level of support for the repatriation move under the same caps and restrictions as described for the expatriation move.

♦

Support for the removal of stored goods where household goods were stored in the Home Location at the start of the assignment.  Teleflex Incorporated will pay for the cost of packing and shipping the stored goods to your Home Country residence.  Removal of stored goods does not include fees for automobiles and expensive/extremely fragile items (i.e., wine collections).

♦

Temporary Living – In the event you are unable to immediately occupy your Home Country residence, temporary living assistance is provided for up to 30 days in the Ireland; including meals, lodging and dry cleaning for you and your accompanying family members.

♦

Relocation Allowance – The purpose of this is to cover the cost of any incidental expenses associated with the relocation that are not otherwise reimbursed or paid under the Global Assignment Program.  The Relocation Allowance payable to you at the conclusion of your assignment is equal to EUR 7,500 (at time of repatriation), pro-rated for actual assignment length (if less than 2 years).

Other Matters

Teleflex Incorporated will not guarantee the term of any foreign assignment and may give notice at any time to terminate the assignment.

It is understood and agreed to that any provisions and allowances (housing, cost of living, etc.) paid to you during this assignment will not be part of your compensation upon return to the Ireland.

The provisions and allowances described in the letter are earned solely for service performed in the United States and not for any work performed in the Ireland during the period of this assignment.

Should you be transferred to another country, a new Assignment Letter will be prepared and that assignment will be considered a new assignment.  Should you be transferred within the same assignment country, or if your assignment is extended beyond the initial estimated assignment duration, a new Assignment Letter will not be prepared and the terms and conditions of your current Assignment Letter will continue.

Should you resign from employment with Teleflex or be involuntarily terminated for cause while on assignment, the Company reserves the right to cease all assignment payments, including applicable relocation costs, from the date of your resignation or the date of your termination, whatever is applicable.

Subject to the Company’s rights listed above, Teleflex Incorporated will provide for relocation to Ireland upon termination of the foreign assignment.  These relocation benefits are available only for 60 days from the end of your foreign assignment.

Upon completion or termination of your foreign assignment other than voluntarily or for cause, you will return to your previous role with Teleflex Medical Europe or where not reasonably practicable, a reasonably suitable alternative role where one exists.  The Company cannot provide a guarantee of any specific assignment upon return to the Ireland.  The Company will use all reasonable effort to assign you to a position in keeping with both your experience and your performance.  However, in the event that no suitable alternative positions exist at the time of termination of your assignment, your employment may be terminated, in which case all benefits intended to apply on termination of your employment will be payable in accordance with the terms of your Senior Executive Officer Severance Agreement.

Your current Senior Executive Officer Severance Agreement dated July 30, 2012 and Executive Change in Control Agreement dated July 30, 2012 will remain in force during the period of your assignment.  In addition, your Executive Employment Agreement dated July 30, 2012 will remain in force during the period of assignment save as described above.

**Any amounts due the Company as a result of an overpayment made to you or on your behalf, or an underpayment by you of your portion of a tax liability or assessment, may be offset and applied against amounts due you for other benefits.  Should you owe monies to the Company, the Company has the right to collect amounts due by offsetting other payments or credits related to the assignment which may be due you.  Failure to settle debts to the Company is identified as a violation of the code of conduct, with potential termination of employment.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS GIVING YOU ANY RIGHT TO BE RETAINED IN THE EMPLOY OF TELEFLEX INCORPORATED OR TELEFLEX MEDICAL EUROPE LIMITED.  YOUR EMPLOYMENT MAY BE TERMIANTED AT ANY TIME AS PROVIDED IN YOUR EXECUTIVE EMPLOYMENT AGREEMENT DATED JULY 30, 2012.

Sincerely yours,

/S/ Benson Smith	/S/ Monika Vikander Hegarty
Benson Smith,	Monika Vikander-Hegarty,
President and CEO	Vice President, Human Resources
For and on behalf of Teleflex Incorporated	For and on behalf of Teleflex Medical Europe Limited

Acknowledge and Concur:	/S/ Liam Kelly
Liam Kelly